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                                                                     Exhibit 5.1


November 26, 2003

Board of Directors
UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237

Re:  UnitedGlobalCom, Inc.
     Amendment No. 9 to Registration Statement on Form S-1 (File No. 333-82776)

Ladies and Gentlemen:

As counsel for UnitedGlobalCom, Inc., a Delaware corporation (the "Company"), we have examined the above-referenced Registration Statement on Form S-1, as amended, under the Securities Act of 1933 (the "Registration Statement"), that the Company is filing with the Securities and Exchange Commission with respect to the registration of 10,825,055 shares of its Class A common stock, par value $0.01 per share (the "Shares").

We have also examined the Company's Restated Certificate of Incorporation, By-laws and the record of its corporate proceedings and have made such other investigation as we have deemed necessary in order to express the opinion set forth below.

Based on such investigation, it is our opinion that the Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the reference to us under the caption "Certain Legal Information--Legal Matters" in the Registration Statement. We further consent to the filing of this opinion as an exhibit to the Registration Statement. We express no opinion as to any matters not expressly set forth herein.

HOLME ROBERTS & OWEN LLP


By:  /s/ GARTH B. JENSEN
     ------------------------
         Garth B. Jensen